Contacts:

Norman Booth or Hilary Halliwell
973.966.1100
nbooth@keatingco.com
hhalliwell@keatingco.com

FOR IMMEDIATE RELEASE

MICROMEM TECHNOLOGIES HIGHLIGHTS MRAM TECHNOLOGY AT NANOBUSINESS CONFERENCE 2006

TORONTO, CAN, May 17, 2006-- Micromem Technologies Inc. (OTC-BB:MMTIF) a Toronto-based developer of magnetic random access memory (MRAM), will provide a corporate overview and presentation of the company's MRAM technology during the 5th Annual NanoBusiness Conference, to be held May 17-19, 2006 at the New York Marriot Marquis.

Dr. Cynthia Kuper, Chief Technology Officer, will speak at the NanoBusiness Investor Forum on Wednesday, May 17, at 3:00-3:30 pm. Eleven public companies will present that day, along with more than a dozen private firms. Dr. Kuper will also present at the IEEE Nanoelectronics Standards Workshop at the NanoBusiness Conference on Thursday, May 18.

Listing: NASD OTC-Bulletin Board - Symbol: "MMTIF"
Shares issued: 64,719,449
SEC File No: 0-26005

About Micromem Technologies Inc.

Micromem Technologies, Inc. (www.micromeminc.com) is focused on the development of magnetic random access memory (MRAM) technology. We believe that once fully developed, this technology will be suitable for various applications including, without limitation, Radio Frequency Identification (RFID). It is anticipated that RFID will be Micromem's first market objective. Micromem's primary technology was developed pursuant to an exclusive world wide commercial license issued by the University of Toronto ("UT") Pursuant to the terms of the license, Micromem can buy out the balance of the Company's financial obligations with respect to the patents and technology licensed by UT for a fixed fee. The MRAM development work was undertaken in accordance with research collaboration agreements among Micromem, the University of Toronto, Dr. Harry Ruda and OCE Inc., a not-for-profit corporation supported through the Ontario Ministry of Economic Development and Trade's (MEDT) Ontario Centres of Excellence program. Micromem believes it has full control over the last three years of the technological innovations arising from the MRAM development work, including, as previously announced, the development of the single bit memory prototype.

About the NanoBusiness Alliance

The NanoBusiness Alliance's mission is to create a collective voice for the advancing nanotechnology industry and develop a range of initiatives to support the nanotechnology business community. Among the NanoBusiness Alliance's goals are the development of research and education programs, public policy and lobbying initiatives, public awareness campaigns, and industry support networks. The NanoBusiness Alliance is located in New York, NY and soon will be opening an additional office in Washington, DC. For additional information, please visit http://www.nanobusiness.org.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause Micromem's actual results in future periods to differ materially from those expressed or suggested herein. These uncertainties and risks include, without limitation, the inherent uncertainty of research, product development and commercialization, the impact of competitive products and patents, our ability to fund our current and future business strategies and respond to the effect of economic and business conditions generally as well as other risks and uncertainties detailed from time to time in Micromen's filings with the Securities & Exchange Commission. For more information, please refer to Micromem's Annual Report on Form 20-F and its Form 6-Ks as filed with the U.S. Securities and Exchange Commission. Micromem is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

# # #